Effective Date:    January 1, 2011
ENGlobal Corporation, a Nevada Corporation (the “Corporation), hereby adopts this incentive Bonus Plan (this “Plan”), effective as of January 1, 2011 to promote and advance the interest of the Corporation and its stockholders by enabling the Corporation and its Affiliates to attract, retain and reward certain valued employees (the “Participants”).

Plan Year: Fiscal Year
This plan is reviewed annually by the Chief Executive Officer (CEO) and the Compensation Committee with final approval of the plan by the Compensation Committee of the Board.
Overview: The purpose of the ENGlobal Short Term Incentive Plan (“STI Plan” or “Plan”) is to reward exceptional performance that leads to achievement of financial, company and individual goals. The Plan, Personal Key Performance Indicators (“KPI’s”) and measurement using a Balanced Scorecard (“Scorecard”) ensure a direct link between our reward system and company performance and shareholder return.
Eligibility: Eligibility to participate in the Plan shall be determined by the CEO of ENGlobal at the beginning of each fiscal year with final approval by the Compensation Committee of the Board.
Any participant that is hired and approved to participate after the start of the calendar year may be included on a pro-rata basis as long as they complete at least six months of service during the plan year.

•	Plan Participants – Attachment A
Annual Incentive Pool: The STI Plan is “self-funding” and financial KPI’s must be structured to encourage stretch but achievable financial growth and NOI performance growth. Overall company financial performance must be at least 90% of budget for any incentives to be paid.
Unless otherwise determined by the committee, the maximum aggregate annual Bonuses payable under this plan cannot exceed 15% of consolidated pre-tax net income after consideration of the Bonus expense.
The Incentive Pool is determined during the annual budgeting and forecasting process. A centralized review will be undertaken by the CEO and CFO to determine suitability as measures for the STI plan. The CEO and CFO will review performance against budget and forecasts at the end of the first quarter. The CEO will determine whether any matters identified require an amendment to the financial measures adopted for the STI Plan. Any changes will be appropriately communicated.
In the discretion of the CEO, an amount up to 15% of the Total Bonus Pool may be allocated to a Discretionary Bonus Pool. This pool is to reward employees not covered by this plan as participants but who deliver significant activities, above and beyond requirements of their position, that assist the Company in achieving its annual objectives.
Target Incentive Opportunity: Each participant's Target Incentive ("Target") is based on specific company KPI’s established during the annual strategic planning and budgeting process and are approved by the CEO.
Targets are comprised of Overall Company Financial Performance, Financial Performance in Area of Responsibility and Individual Performance Goals and KPI Score, weighted appropriately based on level and ability to impact results.
KPI’s must align with annual financial targets and strategic goals. KPI’s will be determined individually. KPI’s will include factors such as financial performance of group under management, human capital development and leadership, strategic planning, customer service / retention activities and operational improvements.
Given the critical nature of HSE, each scorecard must include an HSE KPI based on our measures of recordable incidents, lost time due to injuries and environmental harm. The failure to meet acceptable HSE standards could result in non-payment of STI even in instances where other KPI’s have fully been met. In the case of a work related fatality, all members in the segment in which the event occurs and the Corporate executive team will forfeit their STI payment for that year.
The CEO may award discretionary incentives in exceptional circumstances when financial targets have not been met with approval of the Board.
Performance: The actual incentive earned is determined by annual performance against KPI’s recorded and tracked in the individual’s Scorecard. All managers must complete a Scorecard for each participant in order to be eligible. Scorecard must be agreed upon with and signed by participant and forwarded to Corporate VP, Human Resources for approval by February 15 of the financial year in question.

•	Sample Scorecard – Attachment B
Calculation and Payment of Earned Incentive Award: Awards are determined and paid after the end of the quarter 30 days after release of the audited financials. Awards are subject to personal taxation as per the jurisdiction in which the individual resides. All payments are gross amounts and taxation will be withheld to the extent required by law.
Employees on Leave of Absence: Bonus Awards for employees on approved leave will be prorated to exclude the time away from work. A description of approved leaves of absence is available from human resources.
Termination, Death or Disability: Bonus Awards will be paid to participants who are actually employed and on the payroll on the date of payment. A participant whose employment terminates prior to payment shall forfeit any and all rights to a bonus from the Annual Plan except for approved special circumstances.
Specifically those participants who terminate employment (with at least six months in the plan year) due to death, disability, or normal retirement will be paid a pro rata portion of any incentive bonus earned based on the amount of time worked during the Plan Year (through the date of termination). Such prorated payments will be made at the time and in the form received by all Participants or as soon as practical after ENGlobal has received a legal notice of eligibility from the beneficiary. “Disability” shall mean a mental or physical condition resulting from an injury or illness that renders the Participant incapable of performing the essential functions of his position with the Company with reasonable accommodation for a period of 120 or more consecutive days or for a total period of 180 days out of any twelve (12) month period.
Other Plan Design Considerations: The Annual Plan will be administered by the Corporate Vice President Human Resources. All reported financial results will be confirmed by the Chief Financial Officer upon completion of the audited financial report of independent accountants. Bonus Awards will be approved by the CEO. Communication of all awards will be provided only upon written confirmation of all required approvals.
No participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge or encumber his or her right to receive any Award made under the Plan. No participant shall have any lien on any assets of the Company by reason of any Award made under the Plan.
The adoption of the Plan or any modification or amendment hereof does not imply any commitment to continue or adopt the same plan, or any modification thereof, or any other plan for incentive compensation for any succeeding year, provided that no such modification or amendment shall adversely affect rights to receive any amount to which any Participant has become entitled prior to such modifications and amendments. The Company specifically reserves the right to amend, modify, or terminate the Plan at any time for any reason. Neither the Annual Plan nor any Award made under the Plan shall create any employment contract or imply any relationship between the Company and the participant, other than employment terminable by either party at will.
No one may participate in the Plan or have any components of it changed after initial notification of participation, without the expressed written notice of approval by the CEO as appropriate. Every participant and proposed additional participant is reviewed for eligibility on an annual basis. No one participating in another incentive plan may participate concurrently in the Annual Plan, except where approved in writing by the Board of Directors. Eligible participants must have a "successful" performance rating throughout the year to be eligible for payment of an award regardless of the Company's performance against the financial measures.
Glossary of Terms:
EBIT    Earnings Before Interest and Tax
FY    Financial Year
HR    Human Resources
HSE    Health, Safety and Environment

KPI    Key Performance Indicators
NOI    Net Operating Income
O/H    Over Head
STI    Short Term Incentive
CEO Discretion: It is the responsibility of the CEO to ensure that fair and competitive STI awards result from the plan. The CEO will review all STI recommendations before they are submitted to the Board to ensure that all payments are in the best interest of ENGlobal and accurately reward the contribution of the participant.
The Board has final approval and discretion for all compensation issues including the STI Plan.

Supersedure: This plan supersedes all of the currently effective bonus plans of the Corporation unless the Corporation has delivered written notice after issuance of this plan to the contrary to the person entitled to benefits under such bonus plans. However, this Plan does not supersede any other agreements between the Corporation and any participant, including, without limitation, any stock option or other equity compensation agreements, and the portions of any agreements relating to protection of the Corporation’s confidential and proprietary information, non-competition, non-disparagement or non-solicitation.
Dispute Resolution Process: Any dispute or disagreement as to the interpretation of the STI Plan, assessment of performance against KPI’s or the calculation of the STI should be referred in the first instance to the Corporate VP of Human Resources. Disputes not resolved will be passed to the CEO for review and decision.
The decision of the CEO is final and binding.

Approved: ____________________________________ Date: _____________________________